UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

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NAVITAS SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

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On June 11, 2026, Navitas Semiconductor Corporation (the “Company”) issued the following letter to stockholders, which contains information relating to the Company’s 2026 annual meeting of stockholders scheduled for June 25, 2026.

Dear Fellow Stockholders,

Navitas Semiconductor’s Board of Directors is asking for your support at the upcoming Annual Meeting of Stockholders scheduled for June 25, 2026. The Board approved an amendment to our Certificate of Incorporation to declassify the Board and move to annual elections for all directors.

The Board believes this proposal is an important step to strengthen shareholder accountability and modernize the Company’s governance structure. If approved, all directors would stand for re-election at the 2027 annual meeting and every year thereafter.

Today, Navitas has a classified board with directors serving staggered three-year terms and this shift would afford stockholders the opportunity to evaluate the full Board on an annual basis and foster increased engagement with our investor base.

Your vote is important no matter how many shares you own. This agenda item, Proposal 2, requires the affirmative vote of a majority the Company’s outstanding shares which means that failing to vote has the same practical effect as voting against. Further, brokers may not vote uninstructed shares on Proposal 2, therefore you must provide voting instructions for your vote to be counted.

The Annual Meeting of Stockholders will be held virtually on June 25, 2026 at 8:00 a.m. Pacific Time. Stockholders of record as of April 28, 2026 are entitled to vote, and votes submitted must be received by 11:59 p.m. Eastern Time on June 24, 2026. If you held shares as of April 28, 2026 but have since liquidated your position you are still eligible to vote and your support to improve the Company’s governance profile is appreciated.

The Board urges you to vote FOR Proposal 2. If you have questions or need assistance voting your shares please contact the Company’s strategic shareholder advisor, Sodali & Co, at NVTS@info.sodali.com or (203) 658-9400.

Thank you for your continued support of Navitas Semiconductor.

Sincerely,

Navitas Semiconductor Corporation

/s/ Richard J. Hendrix	/s/ Chris Allexandre
Richard J. Hendrix	Chris Allexandre
Chairman of the Board	President and CEO

About Navitas

Navitas Semiconductor (Nasdaq: NVTS) is a next-generation power semiconductor leader in gallium nitride (GaN) and IC integrated devices, and high-voltage silicon carbide (SiC) technology, driving innovation across AI data centers, energy and grid infrastructure, performance computing, and industrial electrification. With more than 30 years of combined expertise in wide bandgap technologies, GaNFast™ power ICs integrate GaN power, drive, control, sensing, and protection, delivering faster power delivery, higher system density, and greater efficiency. GeneSiC™  high-voltage SiC devices leverage patented trench-assisted planar technology to provide industry-leading voltage capability, efficiency, and reliability for medium-voltage grid and infrastructure applications. Navitas has over 300 patents issued or pending and is the world’s first semiconductor company to be CarbonNeutral®-certified.

Navitas Semiconductor, GaNFast, GaNSense, GeneSiC, and the Navitas logo are trademarks or registered trademarks of Navitas Semiconductor Limited and affiliates. All other brands, product names, and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners

Additional Information

In connection with the Company’s 2026 Annual Meeting, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and commenced mailing to the shareholders of record entitled to vote at the 2026 Annual Meeting a definitive proxy statement and other documents. Stockholders are encouraged to read the definitive proxy statement (including any amendments or supplements thereto) filed by the Company and all other relevant documents when filed with the SEC and when they become available because those documents will contain important information. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from the Company at its website: https://ir.navitassemi.com/financial-information. You may also obtain copies of the Company’s definitive proxy statement and other documents, free of charge, by contacting the Company at Corporate Secretary, Navitas Semiconductor Corporation, 3520 Challenger St., Torrance, CA 90503 or by telephone at (844) 654-2642.